EXHIBIT 16.1


                      [Letterhead of Arthur Andersen LLP]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

January 2, 2002

Dear Sirs:

We have read the six paragraphs of Item 4(a) included in the attached Form 8-K dated January 4, 2002 of ABC Family Worldwide, Inc. (the Company) to be filed with the Securities and Exchange Commission and have the following comments:

   . We agree with the statement made in the first paragraph in item 4(a) with regards to the termination of our relationship. However, we have no basis to agree or disagree with the statement concerning the appointment of PricewaterhouseCoopers LLP.

   .  We agree with the statements made in paragraphs 2, 4 and 6 of item 4 (a).

   . We agree with the statement made in paragraph 5 of item 4(a) that there have been no reportable events (as defined in Item 304 of Regulation S-K) with the Company. However, we have no basis to agree or disagree with the statement in Item 4(b) concerning any consultation between the company and PricewaterhouseCoopers LLP regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on the Company's financial statements during the two most recent fiscal years through present.

   .  We have no basis to agree or disagree with the statement in Paragraph 3 of
      Item 4(a).

Very truly yours,


/s/  Arthur Andersen LLP